Exhibit 99.1

Contact: Darren Daugherty Director, Investor Relations (281) 492-5370

Diamond Offshore Announces Fourth Quarter 2014 Results

•	Confirms Delivery of Drillships—Ocean BlackHornet and Ocean BlackRhino

•	Confirms Delivery of Semisubmersible Rig—Ocean Apex

•	Declares Regular Cash Dividend of $0.125 per Share; Does Not Declare Special Dividend

HOUSTON, February 9, 2015 — Diamond Offshore Drilling, Inc. (NYSE: DO) today reported fourth quarter 2014 net income of $99 million, or $0.72 per diluted share, compared to net income of $93 million, or $0.67 per diluted share, in the fourth quarter of 2013. Revenues in the fourth quarter of 2014 were $675 million, compared to revenues of $726 million in the fourth quarter of 2013.

For full year 2014, Diamond Offshore reported net income of $387 million, or $2.81 per diluted share, compared to net income of $549 million, or $3.95 per diluted share, in 2013. Full year 2014 results included a $0.95 per share non-cash impairment charge related to the retirement and scrapping of six mid-water semisubmersible rigs. Results for the fourth quarter of 2013 and full year 2013 were negatively impacted by $0.41 per share to reserve for an uncertain tax position, partially offset by a gain of $0.12 per share related to a settlement agreement with a customer. Revenues for full year 2014 were $2.815 billion, compared to $2.920 billion in 2013.

Diamond Offshore also announced today that the Company has declared a regular quarterly dividend of $0.125 per share, payable March 2, 2015 to shareholders of record on February 20, 2015. Additionally, the Board of Directors of the Company, after careful consideration, has chosen not to declare a special dividend.

“Since Diamond Offshore began paying a special dividend to shareholders in January of 2006, we have paid total dividends of over $41 per share, or approximately $5.7 billion,” said Marc Edwards, President and Chief Executive Officer. “Paying substantial dividends while simultaneously adding new-build capacity to our fleet have been key aspects of our capital allocation strategy. We have achieved these aims while maintaining a strong balance sheet and the highest credit rating among our industry peers.”

“Given the significant downturn in industry fundamentals, we believe it is prudent to retain cash so that the Company is in a stronger position to take advantage of opportunities that may materialize in a distressed market,” added Mr. Edwards.

“In 2014, we took delivery of three new-build drillships and two deepwater semis, and in the first quarters of 2015 and 2016, respectively, we expect to take delivery of our fourth new-build drillship and a new-build harsh environment semisubmersible. All of our new-build units have attractive term contracts in place.”

CONFERENCE CALL

A conference call to discuss Diamond Offshore’s earnings results has been scheduled for 7:30 a.m. CST today. A live webcast of the call will be available online on the Company’s website, www.diamondoffshore.com. Those interested in participating in the question and answer session should dial 800-247-9979 or 973-321-1100, for international callers. The conference ID number is 65678867. An online replay will also be available on www.diamondoffshore.com following the call.

ABOUT DIAMOND OFFSHORE

Diamond Offshore is a leader in offshore drilling, providing contract drilling services to the energy industry around the globe with a total fleet of 38 offshore drilling rigs, including two rigs under construction. Diamond Offshore’s fleet consists of 27 semisubmersibles, one of which is under construction, five dynamically positioned drillships, one of which is under construction, and six jack-ups. Additional information about the Company and access to the Company’s SEC filings are available at www.diamondoffshore.com. Diamond Offshore is owned 52% by Loews Corporation (NYSE: L).

FORWARD-LOOKING STATEMENTS

Statements contained in this press release or made during the above conference call that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Such statements include, but are not limited to, statements concerning drilling rig deliveries, operations and timing; contract effectiveness and effective dates; plans regarding retirement and scrapping of drilling rigs; expectations of future backlog, revenue, operating costs and performance; future liquidity, financial condition, market conditions and strategic opportunities; revenue expected to result from backlog; declaration and payment of dividends; future credit ratings; and other statements that are not of historical fact. Forward-looking statements are inherently uncertain and subject to a variety of assumptions, risks and uncertainties that could cause actual results to differ materially from those anticipated or expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission, and readers of this press release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website at www.diamondoffshore.com. These risk factors include, among others, risks associated with general economic and business conditions, contract cancellations, customer or vendor bankruptcy, operations, litigation, casualty losses, industry fleet capacity, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory and sanction initiatives and compliance with governmental regulations, customer preferences, obtaining necessary partner and third party approvals, timing of construction of new builds, collection of receivables, and various other matters, many of which are beyond the Company’s control. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

# # # #

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Revenues:
Contract drilling	$674,376	$707,972	$2,737,126	$2,843,584
Revenues related to reimbursable expenses	945	18,525	77,545	76,837

Total revenues	675,321	726,497	2,814,671	2,920,421

Operating expenses:
Contract drilling, excluding depreciation	358,655	408,907	1,523,623	1,572,525
Reimbursable expenses	698	17,969	76,091	74,967
Depreciation	131,712	96,985	456,483	388,092
General and administrative	19,923	16,298	81,832	64,788
Bad debt (recovery) expense	—	(50)	—	22,513
Loss (gain) on disposition of assets	2,230	(1,281)	(5,382)	(4,070)
Impairment of assets	—	—	109,462	—

Total operating expenses	513,218	538,828	2,242,109	2,118,815

Operating income	162,103	187,669	572,562	801,606

Other income (expense):
Interest income	157	(323)	801	701
Interest expense	(15,997)	(7,130)	(62,053)	(24,843)
Foreign currency transaction gain (loss)	6,923	(966)	3,199	(4,915)
Other, net	84	945	682	1,691

Income before income tax expense	153,270	180,195	515,191	774,240

Income tax expense	(54,427)	(87,580)	(128,180)	(225,554)

Net Income	$98,843	$92,615	$387,011	$548,686

Income per share:
Basic	$0.72	$0.67	$2.82	$3.95

Diluted	$0.72	$0.67	$2.81	$3.95

Weighted average shares outstanding:
Shares of common stock	137,148	139,035	137,473	139,035
Dilutive potential shares of common stock	59	12	50	29

Total weighted average shares outstanding	137,207	139,047	137,523	139,064

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

RESULTS OF OPERATIONS

(Unaudited)

(In thousands)

	Three Months Ended
	Dec 31,	Sep 30,	Dec 31,
	2014	2014	2013

REVENUES
Floaters:
Ultra-Deepwater	$285,991	$313,124	$236,842
Deepwater	115,777	111,372	121,222
Mid-water	231,933	258,028	306,485

Total Floaters	633,701	682,524	664,549
Jack-ups	40,675	45,364	43,423

Total Contract Drilling Revenue	$674,376	$727,888	$707,972

Revenues Related to Reimbursable Expenses	$945	$9,794	$18,525

CONTRACT DRILLING EXPENSE
Floaters:
Ultra-Deepwater	$133,103	$157,655	$135,153
Deepwater	66,093	72,367	76,649
Mid-water	119,763	132,340	156,075

Total Floaters	318,959	362,362	367,877
Jack-ups	25,268	28,056	29,349
Other	14,428	9,384	11,681

Total Contract Drilling Expense	$358,655	$399,802	$408,907

Reimbursable Expenses	$698	$9,437	$17,969

OPERATING INCOME
Floaters:
Ultra-Deepwater	$152,888	$155,469	$101,689
Deepwater	49,684	39,005	44,573
Mid-water	112,170	125,688	150,410

Total Floaters	314,742	320,162	296,672
Jack-ups	15,407	17,308	14,074
Other	(14,428)	(9,384)	(11,681)
Reimbursable expenses, net	247	357	556
Depreciation	(131,712)	(108,854)	(96,985)
General and administrative expense	(19,923)	(18,604)	(16,298)
Bad debt recovery	—	—	50
Gain (loss) on disposition of assets	(2,230)	(1,107)	1,281
Impairment of assets	—	(109,462)	—

Total Operating Income	$162,103	$90,416	$187,669

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	December 31,	December 31,
	2014	2013

ASSETS

Current assets:
Cash and cash equivalents	$233,623	$347,011

Marketable securities	16,033	1,750,053

Accounts receivable, net of allowance for bad debts	463,862	469,355

Prepaid expenses and other current assets	185,541	143,997

Asset held for sale	—	7,694

	899,059	2,718,110

Drilling and other property and equipment, net of accumulated depreciation	6,945,953	5,467,227

Other assets	176,277	206,097

Total assets	$8,021,289	$8,391,434

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$249,962	$249,954

Other current liabilities	606,684	495,628

Long-term debt	1,994,526	2,244,189

Deferred tax liability	530,394	525,541

Other liabilities	188,160	238,864

Stockholders’ equity	4,451,563	4,637,258

Total liabilities and stockholders’ equity	$8,021,289	$8,391,434

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

AVERAGE DAYRATES AND UTILIZATION

(Dayrate in thousands)

	Fourth Quarter 2014			Third Quarter 2014			Fourth Quarter 2013
	Average Dayrate (1)	Utilization (2)	Operational Efficiency (3)	Revised Average Dayrate (4)	Utilization (2)	Operational Efficiency (3)	Revised Average Dayrate (4)	Utilization (2)	Operational Efficiency (3)

Ultra-Deepwater Floaters	$493	66%	90.2%	$491	77%	92.2%	$403	80%	91.0%

Deepwater Floaters	$431	48%	97.3%	$356	57%	95.5%	$404	65%	97.4%

Mid-Water floaters	$270	55%	96.8%	$265	59%	94.1%	$292	63%	97.6%

Jack-ups	$96	77%	99.5%	$99	83%	99.3%	$89	76%	97.7%

Fleet Total			95.5%			94.7%			95.9%

(1)	Average dayrate is defined as contract drilling revenue for all of the specified rigs in our fleet per revenue earning day. A revenue earning day is defined as a 24-hour period during which a rig earns a dayrate after commencement of operations and excludes mobilization, demobilization and contract preparation days.
(2)	Utilization is calculated as the ratio of total revenue-earning days divided by the total calendar days in the period for all specified rigs in our fleet (including cold-stacked rigs, but excluding rigs under construction). As of December 31, 2014, three of our mid-water semisubmersible drilling rigs (Ocean General, Ocean Saratoga, and Ocean Vanguard) were cold-stacked.
(3)	Operational efficiency is calculated as the ratio of total revenue-earning days divided by the sum of total revenue-earning days plus the number of days (or portions thereof) associated with unanticipated equipment downtime.
(4)	Average dayrate reported in prior periods has been revised to conform to fourth quarter of 2014 presentation.